GENERAL SERVICE

AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the "Agreement") is dated this 6th of January 2021.

CLIENT Duesenberg Inc. 401 Ryland St STE 200-A, Reno, NV 89502 (USA) Company Number: E2625702019-3 (the "Client")	CONTRACTOR Rocket Supreme S.L. CARRER PAMPLONA 92-94, BAJOS 2 08018 Barcelona (Spain) VAT Number: B66492018 (the "Contractor")

BACKGROUND

A.The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B.The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement to provide the stated milestones and to receive the periodically stated payments.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1.The Client hereby agrees to engage the Contractor to provide the Client with the following services (the "Services"):

•Design and development TIMELINE of Duesenberg Torpedo showcar prototype. see page 9 of 11: ANNEX 1 _ Timeline Design Process)

•Design and development of Duesenberg Torpedo showcar prototype. (see page 10 of 11: ANNEX 1 _ The Service.pdf)

2.Any other tasks which are not stated in this Agreement (design & development of the showcar prototype defined in ANNEX 1 _ The Service.pdf) the Parties will have to mutually agree on, and will lead to an extension of this agreement.

TERM OF AGREEMENT

3.The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until July 31, 2021, subject to earlier termination as provided in this Agreement. The Term may be extended with the written consent of the Parties.

4.In the event that either Party wishes to terminate this Agreement prior to July 31, 2021, that Party will be required to provide 30 days' written notice to the other Party.

PERFORMANCE

5.The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

CURRENCY

6.Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

COMPENSATION

7.The Contractor will charge the Client for the Services a total of $2,056,000.00 (the "Compensation").

8.Invoices submitted by the Contractor to the Client are due within 5 working days of receipt.

9.The Client will be invoiced based on nine (9) milestones based on service deliveries (Project timeline see: ANNEX 1 _ Timeline Design Process.pdf):

•Milestone 1: KICK-OFF (20% of total)	$411,200.00

•Milestone 2: ERGONOMICS EXTERIOR engineering Data and engineering Information/CAD data (5% of total)	$102,800.00

•Milestone 3: ERGONOMICS INTERIOR engineering Data and engineering Information/ CAD data (5% of total)	$102,800.00

•Milestone 4: DESIGN CAD Exterior and Interior (10% of total)	$205,600.00

•Milestone 5: CMF PRESENTATION Samples and material description (5% of total)	$102,800.00

•Milestone 6: Design FREEZE Exterior including Engineering data flanges, rebounds, show car related B-surfaces and structural panels (25% of total)	$514,000.00

•Milestone 7: Design FREEZE Interior including Engineering data components structures Fittings and show car manufacturing concepts (20% of total)	$411,200.00

•Milestone 8: PRESENTATION See Thru MODEL (5% of total)	$102,800.00

•Milestone 9: HMI PRESENTATION (5% of total)	$102,800.00

BANK ACCOUNT INFORMATION

10.All payments hereof shall be made in USD (US Dollars) and paid by bank transfer to the bank account indicated by the Contractor as follows:

Account Holder: [Redacted]

Bank Name: [Redacted]

Bank Address: [Redacted]

IBAN: [Redacted]

BIC/SWIFT: [Redacted]

REIMBURSEMENT OF EXPENSES

11.The Contractor will be reimbursed within 30 days after reasonable and necessary expenses incurred by the Contractor in connection with providing the Services.

12.All expenses must be pre-approved by the Client. All expenses will be justified with receipts.

INTEREST ON LATE PAYMENTS

13.Interest payable on any overdue amounts under this Agreement is charged at a rate of 3.00% per annum or at the maximum rate enforceable under applicable legislation, whichever is lower.

CONFIDENTIALITY

14.Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

15.The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will end on the termination of this Agreement except in the case of any Confidential Information which is a trade secret in which case those obligations will last indefinitely.

16.All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

OWNERSHIP OF INTELLECTUAL PROPERTY

17.All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the "Intellectual Property") that is developed or produced under this Agreement, is a "work made for hire" and will be the sole property of the Client, once all agreed payments are received by The Contractor. The use of the Intellectual Property by the Client will not be restricted in any manner, once all agreed payments are received.

18.The Contractor may not use the Intellectual Property for any commercial purpose other than showing the project in there company portfolio with the written consent of the Client or the public presentation of the project, even after completion of this Agreement.

RETURN OF PROPERTY

19.Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

20.In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

RIGHT OF SUBSTITUTION

21.Except as otherwise provided in this Agreement, the Contractor may, at the Contractor's absolute discretion, engage a third party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services.

22.In the event that the Contractor hires a sub-contractor:

•the Contractor will pay the sub-contractor for its services and the Compensation will remain payable by the Client to the Contractor.

•for the purposes of the indemnification clause of this Agreement, the sub-contractor is an agent of the Contractor.

AUTONOMY

23.Except as otherwise provided in this Agreement, the Contractor will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement.

24.The Contractor will work autonomously and not at the direction of the Client. However, the Contractor will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

25.Except as otherwise provided in this Agreement, the Contractor will provide at the Contractor’s own expense, any and all tools, machinery, equipment, raw materials, supplies, workwear and any other items or parts necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

26.The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

27.All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given by postal service or e-mail and delivered to the Parties at the following addresses:

a.Duesenberg Inc.

401 Ryland St STE 200-A, Reno, Nevada 89502 (United States of America)

joelim@vgrab.com / joelim@dusenbergtech.com

b.Rocket Supreme S.L.

CARRER PAMPLONA 92-94, BAJOS 2 08018 Barcelona (Spain)

chris@rocketsupreme.com / marc@rocketsupreme.com

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

INDEMNIFICATION

28.Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each The Client agrees to indemnify and hold harmless the other Party, and its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, stockholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

29.Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

TIME OF THE ESSENCE

30.Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

31.The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

32.It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

ENUREMENT

33.This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

34.Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

35.Words in the singular mean and include the plural and vice versa. Words in the masculinemean and include the feminine and vice versa.

GOVERNING LAW

36.This Agreement will be governed by and construed in accordance with the laws of Germany.

SEVERABILITY

37.In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

38.The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

PERFORMANCE AND AMENDMENT

39.The Parties shall make full performance strictly abiding by this Agreement.

40.Any change of The Client’s name, legal representative, principal, investors or any other matters shall not cause any influence to the execution of this Agreement.

41.In the event of merge or division of The Client, this Agreement shall remain in force and the rights and obligations hereunder shall be undertaken by the succession party thereof. The Parties may revise this Agreement in written form upon mutual agreement.

TERMINATION

42.Upon 30 days prior written notice (including delivered in person or by e-mail), any Party may terminate this Agreement. The Client and The Contractor shall have the right to terminate this Agreement under the following circumstances:

i.The Contractor is not qualified for providing the Service hereof.

ii.The Contractor seriously violates The Client’s rules and regulations and this Agreement shall be terminated in accordance with such rules and regulation.

iii.The Contractor seriously neglects the duty, practices favoritism and irregularities, or causes great loss to The Client.

iv.The Contractor or The Client is investigated for criminal liabilities.

43.This Agreement shall terminate automatically under the following circumstances:

i.The term of this Agreement expires.

ii.This Contract is not renewed at the expiration of this Contract.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 6th of January, 2021.

Per: Duesenberg Inc   (Seal)

Officer's Name: Lim Hun Beng

Per: Rocket Supreme S.L.   (Seal)

Officer's Name: Christopher Reitz

ANNEX 1

ANNEX 1 _ Timeline Design Process

ANNEX 1 _The Services

1.Service Content

The Client hereby appoints the Contractor as the design studio, responsible for styling development of Duesenberg Torpedo including:

a.the related design of exterior and interior;

b.the creation of the CAS data;

c.the creation of the HMI, UI/UX;

d.the creation of CMF;

e.support and instructing the appointed SHOWCAR company or other specified show car production supplier (travelling and accommodation expenses);

f.other necessary services designated by The Client and agreed by The Contractor resulting in a See Thru design model for investor presentation purposes.

2.Work Mechanism

a.The Contractor shall report to Duesenberg Inc. and other Project team members or any personnel designated by The Client.

b.In all the work process all data will be exchanged/updated on a minimum monthly level by e-mail or accordingly to milestones, call conference, related data transform network Dropbox or any way designated by The Client.

3.Milestone & Project Deliverables

a.Milestone 1: PROJECT KICK-OFF

b.Milestone 2: within 3 weeks upon the kick-off of the Service Agreement, the Contractor shall complete ERGONOMICS EXTERIOR Data sheet and CAS IGES files.

c.Milestone 3: within 6 weeks upon the kick-off of the Service Agreement, the Contractor shall complete ERGONOMICS INTERIOR Data sheet and CAS IGES files.

d.Milestone 4: within 10 weeks upon the kick-off of the Service Agreement, the Contractor shall COMPLETE DESIGN CAD VOLUME for See Thru MODEL Alias Data file and documentation.

e.Milestone 5: within 13 weeks upon the kick-off of the Service Agreement, the Contractor shall complete CMF (Colour, Material & Finish) PRESENTATION Material and Color description and samples for Show car prototype.

f.Milestone 6: within 15 weeks upon the kick-off of the Service Agreement, the Contractor shall complete DESIGN Freeze EXTERIOR & FOAM DESIGN MODEL complete Alias

Data file including Flanges rebounds and show car related structural B surfaces and inner panels.

g.Milestone 7: within 19 weeks upon the kick-off of the Service Agreement, the Contractor shall complete DESIGN Freeze INTERIOR & EXTERIOR FOAM DESIGN MODEL.

h.Milestone 8: within 22 weeks upon the kick-off of the Service Agreement, the Contractor shall complete PRESENTATION See Thru MODEL.

i.Milestone 9: within 28 weeks upon the kick-off of the Service Agreement, the Contractor shall complete HMI (Human Machine Interface) FINAL PRESENTATION Data files and 2d documentations.

4.General work conditions:

a.The Contractor complies to deliver 2D sketch-render representation/CAS data on all agreed areas of the vehicle to fulfill the given milestones and timeline from The Client. The Contractor will not be responsible to compensate for missing engineering data from suppliers and The Client.

b.All design modifications will be frozen 2 weeks before the official delivery date. Should any design modification occurs during these 2 weeks previous to the official delivery date, potential cost and lead time impact will be discussed and agreed between the Client and the Contractor.

c.Any modification that implies more than 10% impact will automatically stop the project in order to agree to a proper solution and a new quotation will be provided when applicable.

d.Modification time will be reduced depending on the progress of the project and its phases which must be previously defined and agreed by the Client and the Contractor.

5.Manpower

a.The exterior styling will be created by a team of designers which includes the computer and all used software license like Alias, Adobe photoshop and hand sketches. Their function is to draw and create 2D and 3D images of the exterior design. The nature of this project is requesting a staggered designer increase over a period of the first 10 weeks, that an exterior project leader and will follow the project until the end of project.

b.The interior styling will be created by a team of designers which includes the computer and all used software license like Alias, Adobe photoshop and hand sketches. Their function is to draw and create 2D and 3D images of the interior design, as the project is a complete interior car and all related parts.

c.The exterior CAS data will be created by a team of ALIAS modelers which includes the computer and all used software license like Autodesk ALIAS (the CAS data will be used directly for SHOWCAR tooling).

d.The interior CAS data will be created by a team of ALIAS modelers which includes the computer and all used software license like Autodesk ALIAS (the CAS data will be used directly for SHOWCAR tooling).

e.The CMF (Color, Material & Finish) styling will be created by designers which includes the computer and all used software license like Alias, Adobe photoshop and hand sketches and organizing the trim materials and defining the color theme, each visible car part exterior and interior must be color and material defined by this team

f.HMI styling will be created by a team of designers which includes the computer and all used software license like Alias, Softimage, Adobe photoshop and hand sketches and create simulated HMIinterfaces with little animations. Their function is to develop UX (User Experience), design UI (User Interface) and develop and create icons and animations of the HMI interface and create a preview of the production interface system.